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Exhibit 10(iii)A(b)

                              March 28, 1995
D. Raymond Riddle
940 Crest Valley Drive, N.W.
Atlanta, Georgia   30327

     Re:  Amendment of Stock Option Agreements

Dear Raymond:

     By action of the Executive Resource and Nominating Committee of NSI's Board of Directors on September 21, 1994, ratified by the Board of Directors on that same date, employee stock options which had been granted to you on January 6, 1993 and September 15, 1993 were amended. The amendment extended the period in which the options can be exercised after your normal retirement from three years to five years, subject to the normal ten year term of each option.

     In accordance with the foregoing, your Incentive Stock Option Agreement dated January 6, 1993, your Nonqualified Stock Option Agreement dated January 6, 1993, and your Nonqualified Stock Option Agreement dated September 15, 1993 (the "Stock Option Agreements") are each hereby amended by substituting "five (5)" for "three (3)" in paragraph 6.1 thereof.

    Please acknowledge your acceptance of this letter by signing in the space provided below and returning the executed letter to me. A duplicate is enclosed for you to retain with your copies of the Stock Option Agreements.

                              Very truly yours,



                              /S/ David Levy
                              David Levy
                              Executive Vice President,
                              Administration and Counsel

DL:sdh
Enclosures

Accepted and agreed to this the
31st day of March, 1995:




/S/ D. Raymond Riddle
D. Raymond Riddle